EXHIBIT 99.2

SYPIXX NETWORKS, INC.

2004 OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

AGREEMENT made as of the      day of between SYPIXX NETWORKS, INC., a Nevada corporation (hereinafter called the “Company”), and                      of                     ,                      (hereinafter called the “Optionee”).

WITNESSETH:

WHEREAS, the Company has duly adopted the SyPixx Networks, Inc. 2004 Option Plan (the “Plan”); and

WHEREAS, the Optionee is eligible to participate in the Plan to the extent hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants hereinafter set forth and other good and valuable consideration, the Company and the Optionee agree as follows:

1. Definitions. As used herein, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of the Company.

(b) “Change in Control” means either a change in ownership or effective control of the Company, or a change in ownership of a substantial portion of the assets of the Company. Whether or not a change in control has occurred will be determined in conformity with the requirements of Section 280G(b)(2)(A)(i) of the Code and the regulations promulgated pursuant thereto.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” means the common stock of the Company.

(e) “Company” means SyPixx Networks, Inc.

(f) “Continuous Status” means the absence of any interruption or termination of service as an employee, a non-employee service provider or a director of the Company (as such terms are defined for purposes of the Plan).

(g) “Optionee” means the individual named above.

(h) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

(i) “Securities Act” means the Securities Act of 1933, as amended and in effect from time to time, or any successor statute.

(j) “Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.

2. Grant of Option.

The Company hereby grants to the Optionee the option to purchase an aggregate of              shares of Common Stock of the Company on the terms and conditions hereinafter set forth, at the purchase price of $             per share.

3. Term of Option.

The option herein granted shall continue for a period of ten (10) years from the date hereof and shall expire at the end of such period notwithstanding any other provisions of this Agreement.

4. Exercise of Option.

Subject to the provisions of Section 5, the Optionee may exercise this option, to the extent it has become exercisable, in whole or in part at any time; provided, however, that in no event may the option be exercised after the expiration of its term.

(a) This option shall become exercisable as follows:

Date	Number of Option Shares Which First Become Exercisable On Such Date	Cumulative Number of Option Shares Which Have Become Exercisable By Such Date
Prior to the date which is twelve (12) months after the date of grant of the option (the “Twelve Month Anniversary”)	0	0

On the Twelve Month Anniversary	One-third (1/3rd) of the shares subject to the option	One-third (1/3rd) of the shares subject to the option

Date	Number of Option Shares Which First Become Exercisable On Such Date	Cumulative Number of Option Shares Which Have Become Exercisable By Such Date
On each monthly anniversary of the date of grant of the option that follows the Twelve Month Anniversary, if the optionee has been employed by the Company or its Parent or Subsidiaries or has performed services for the Company or its Parent or Subsidiaries for the entire month	One-thirty-sixth (1/36th) of the shares subject to the option	The number of shares equal to the sum of: (a) one-third (1/3rd) of the shares subject to the option; plus (b) the product of: (i) one-thirty-sixth (1/36th), times (ii) the number of months since the Twelve Month Anniversary during which the optionee has been employed by the Company or its Parent or Subsidiaries or has performed services for the Company or its Parent or Subsidiaries for the entire month, times (c) the number of shares subject to the option

On the monthly anniversary of the date of grant of the option on which the optionee has been employed by the Company or its Parent or Subsidiaries or has performed services for the Company or its Parent or Subsidiaries for twenty four (24) months since the Twelve Month Anniversary	One-thirty-sixth (1/36th) of the shares subject to the option	100% of the shares subject to the option

(b) Notwithstanding the provisions of Section 4(a), this option shall become exercisable with respect to the number of shares as to which it has not theretofore become exercisable upon the occurrence of a Change in Control.

5. Termination of Continuous Status, Disability and Death.

If the term of this option has not expired, the option may be exercised during the Optionee’s employment with the Company or any of its Parent or Subsidiaries or during the Optionee’s service as a non-employee director for the Company or any of its Parent or Subsidiaries. If the Optionee is a non-employee service provider, the option can be exercised at any time during its term.

However, subject to the condition that this option may not be exercised after ten (10) years from the date it is granted:

(a) In the event the Optionee’s Continuous Status as an employee or outside director terminates (other than upon the Optionee’s death or total and permanent disability (as defined in Section 22(e)(3) of the Code)), the Optionee may exercise this option, but only within three (3) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise this option on the date of such termination, or if the Optionee does not exercise this option (to the extent otherwise so entitled) within the time specified herein, this option shall terminate.

(b) In the event the Optionee’s Continuous Status as an employee or outside director terminates as a result of total and permanent disability (as defined in Section 22(e)(3) of the Code), the Optionee may exercise this option, but only within twelve (12) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise this option on the date of such termination, or if the Optionee does not exercise this option (to the extent otherwise so entitled) within the time specified herein, this option shall terminate.

(c) In the event the Optionee’s Continuous Status as an employee or outside director terminates as a result of death, the Optionee’s estate or a person who acquired the right to exercise this option by bequest or inheritance may exercise this option, but only within twelve (12) months following the date of death, and only to the extent that the Optionee was entitled to exercise it on the date of death (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise this option on the date of death, or if the Optionee’s estate or a person who acquired the right to exercise this option does not exercise this option (to the extent otherwise so entitled) within the time specified herein, this option shall terminate.

(d) If the Optionee is a non-employee service provider, the Optionee may exercise this option at any time during its term, but only to the extent that this option has become exercisable on such date (and in no event later than the expiration of its ten (10) year term).

6. Notice of Exercise.

This option shall be deemed to be exercised when the person entitled to exercise this option has provided to the Secretary of the Company, at SyPixx Networks, Inc., 108 Bank Street, Waterbury, CT 06702 or at such other place as the Company shall hereafter designate in writing, the following:

(a) Written notice of the exercise of the option, which (i) states the number of shares with respect to which the option is being exercised; (ii) is executed by the person duly authorized to exercise the option (and, if this option is being exercised by any person or persons other than the Optionee, is accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise this option); and (iii) contains such statements and agreements as the Company may deem to be required by or appropriate under the applicable securities laws; and

(b) Full payment for the shares with respect to which the option is being exercised. Full payment shall consist of: (i) cash; (ii) check; (iii) other shares which (A) in the case of shares acquired upon exercise of an option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which this option is being exercised; or (iv) any combination of the foregoing methods of payment.

7. Effect of Exercise.

Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to the shares of stock subject to this option, notwithstanding the exercise of this option. A share certificate for the number of shares so acquired shall be issued to the Optionee as soon as practicable after exercise of the option. No adjustment shall be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued (except pursuant to Section 8).

8. Changes in Stock.

Subject to any required action by the stockholders of the Company, the number of shares or type of securities originally or subsequently covered by this option and the purchase price thereof shall be appropriately adjusted in accordance with the terms of the Plan for changes relating to any capitalization, dissolution, liquidation, merger, or asset sale of the Company. Any such adjustments shall be made by the Company in accordance with Section 10 of the Plan.

9. Assignment.

This option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

10. Plan Incorporated.

The SyPixx Networks, Inc. 2004 Option Plan adopted by the Board on May 14th, 2004 is hereby incorporated herein and made a part hereof as if fully set forth herein. Said Plan and any subsequent amendment thereto shall control in the event there is any conflict between the Plan and this Agreement and as to all such matters as are not covered in this Agreement. In the event said Plan is hereafter amended so as to conflict with any of the terms and provisions hereof or to require the inclusion of additional terms herein, then upon the effective date of said amendment this Agreement shall be deemed amended to fully comply therewith unless said amendment would reduce the number of shares which could then be obtained upon exercise of the option granted hereunder (other than in conformity with Section 8 hereof), or would adversely affect the ability to exercise the option granted hereunder.

11. Continuance of Relationship with Optionee.

Neither the Plan nor the granting of this option imposes any obligation on the Company or its Parent or Subsidiaries to continue its relationship with the Optionee in any capacity (either as an employee, a non-employee director or a non-employee service provider), nor does it interfere in any way with any rights that the Optionee or the Company or its Parent or Subsidiaries may have to terminate the Optionee’s employment or service at any time.

12. Tax Withholding.

The Optionee shall be responsible for the payment of all Federal, state and local taxes relating to the grant, vesting or exercise of the option. The Company or its Parent or Subsidiaries shall have the power to withhold, or to require the Optionee to remit to the Company or its Parent or Subsidiaries, an amount sufficient to satisfy Federal, state and local withholding tax requirements on the option. To the extent permissible under applicable tax, securities and other laws, the Company or its Parent or Subsidiaries may, in their sole discretion, permit the Optionee to satisfy a tax withholding requirement by directing the Company or its Parent or Subsidiaries to apply shares of Common Stock of the Company to which the Optionee is entitled as a result of the exercise of the option.

13. Binding Effect.

All of the rights and obligations of the Optionee and of the Company hereunder or under the Plan shall be binding upon, or shall inure to the benefit of, such party’s heirs, executors, administrators, successors and assigns.

14. Securities Law Considerations.

(a) The Optionee, by accepting this option, does hereby represent, warrant and covenant that:

(i) Any shares of Common Stock of the Company acquired upon exercise of the option shall be acquired for the Optionee’s account for investment only and not with a view to, or for sale in connection with, any distribution of the shares in violation of the Securities Act or any rule or regulation under the Securities Act.

(ii) The Optionee has had such opportunity as the Optionee has deemed adequate to obtain from representatives of the Company such information as is necessary to permit the Optionee to evaluate the merits and risks of an investment in the shares of Common Stock of the Company.

(iii) The Optionee is able to bear the economic risk of holding shares acquired pursuant to the exercise of the option for an indefinite period.

(iv) The Optionee understands that: (A) the shares acquired pursuant to the exercise of the option will not be registered under the Securities Act and will be “restricted securities” within the meaning of Rule 144 under the Securities Act; (B) such shares cannot be sold, transferred or otherwise disposed of unless they are subsequently registered under the

Securities Act or an exemption from registration is then available; (C) in any event, an exemption from registration under Rule 144 or otherwise under the Securities Act may not be available for at least two years and even then will not be available unless a public market then exists for the shares of Common Stock of the Company, adequate information concerning the Company is then available to the public, and other terms and conditions of Rule 144 are complied with; and (D) there is now no registration statement on file with the Securities and Exchange Commission with respect to any stock of the Company, and the Company has no obligation or current intention to register under the Securities Act any shares acquired pursuant to the exercise of the option.

(v) The Optionee agrees that, if the Company offers for the first time any shares of Common Stock of the Company for sale pursuant to a registration statement under the Securities Act, the Optionee will not, without the prior written consent of the Company, publicly offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any shares acquired pursuant to the exercise of the option for a period of ninety (90) days after the effective date of such registration statement.

By making payment upon the exercise of the option, the Optionee shall be deemed to have reaffirmed, as of the date of such payment, all of the representations set forth in this Section 14 which the Optionee made at the time of grant of the option.

(b) Any certificate or certificates issued by the Company which represent shares of Common Stock of the Company issued upon the exercise of the option will be imprinted with a legend stating that the shares may not be transferred, sold or otherwise disposed of in the absence of an effective registration statement under the Securities Act or an opinion of counsel satisfactory to the Company that registration under the Securities Act is not required.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and its corporate seal to be hereunto affixed as of the day and year first above written, and the Optionee has hereunto set the Optionee’s hand and seal on the day and year specified.

Witness	SYPIXX NETWORKS, INC.

By:
Thomas E. Cashman Chief Executive Officer

OPTIONEE

Date	[ ]

SYPIXX NETWORKS, INC.

NOTICE OF GRANT OF STOCK OPTION

Notice is hereby given of the following option grant (the “Option”) made to purchase shares of Sypixx Networks, Inc. (the “Company”) common stock:

Optionee:

Grant Date:

Type of Option: nonstatutory stock option

Grant	Number:

Number of Option Shares:              shares

Exercise Price: $             per share

Vesting Commencement Date:

Expiration Date:

Exercise Schedule

The Option shall vest and become exercisable with respect to (i) [twenty percent (20%)] [thirty-three and one-third percent (33 1/3%)] of the Option Shares upon Optionee’s completion of one (1) year of Continuous Status with the Company measured from the Grant Date and (ii) the balance of the Option Shares in a series of [forty-eight (48)] [twenty-four (24)] successive equal monthly installments upon Optionee’s completion of each additional month of Continuous Status over the [forty-eight (48)] [twenty-four (24)] month period measured from the first year anniversary of the Grant Date. In no event shall the Option vest and become exercisable for any additional Option Shares after Optionee’s termination of Continuous Status.

Should Optionee request a reduction to his or her work commitment to less than thirty (30) hours per week, then the Board, or a committee of two or more Outside Directors appointed by the Board to administer the Plan (the “Committee”), shall have the right to extend the period over which the Option shall thereafter vest and become exercisable for the Option Shares during the remainder of the Option term. The decision whether or not to approve Optionee’s request for any reduced work commitment shall be at the sole discretion of the Company. In no event shall any extension of the exercise and vesting schedule for the Option Shares result in the extension of the Expiration Date of the Option.

Optionee understands and agrees that the Option is offered subject to and in accordance with the terms of the Sypixx Networks, Inc. 2004 Option Plan, as amended (the “Plan”). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto.

No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in the employment or service of the Company for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee’s employment or service with the Company at any time for any reason, with or without cause.

Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the attached Stock Option Agreement or the Plan.

By their signatures below, the Company and the Optionee agree that the Option is governed by this Notice and by the provisions of the Plan and the Stock Option Agreement, both of which are attached to and made a part of this document. The Optionee acknowledges receipt of a copy of the Plan and the Stock Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

SYPIXX NETWORKS, INC.

Pete Jankowski, President and Chief Executive Officer

[Name of Optionee]

Date:

STOCK OPTION AGREEMENT

Recitals

A. The Board has adopted the Plan for the purpose of retaining the services of selected Employees, non-employee members of the Board and other Non-Employee Service Providers who provide services to the Company.

B. Optionee is to render valuable services to the Company (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan in connection with the Company’s grant of an option to Optionee.

C. All capitalized terms in this Agreement shall have the meaning assigned to them in this Agreement, the attached Notice of Grant of Stock Option (the “ Notice”), or the Plan.

NOW, THEREFORE, it is hereby agreed as follows:

1. Grant of Option. The Company hereby grants to Optionee, as of the Grant Date, an option to purchase up to the number of Option Shares specified in the Notice. The Option Shares shall be purchasable from time to time during the Option term specified in Paragraph 2 at the Exercise Price specified in the Notice.

2. Option Term. This Option shall have a maximum term of nine (9) years measured from the Grant Date and shall accordingly expire at the close of business on the Expiration Date, unless sooner terminated in accordance with Paragraph 4, 5 or 6.

3. Limited Transferability. This Option may, in connection with the Optionee’s estate plan and only to the extent permitted by applicable laws, regulations and rules, be assigned in whole or in part during Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established for the exclusive benefit of one or more such family members. The assigned portion shall be exercisable only by the person or persons who acquire a proprietary interest in the Option pursuant to such assignment. The terms applicable to the assigned portion shall be the same as those in effect for this Option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Company may deem appropriate. Should the Optionee die while holding this Option, then this Option shall be transferred in accordance with Optionee’s will or the laws of descent and distribution.

4. Dates of Exercise. This Option shall vest and become exercisable for the Option Shares in one or more installments as specified in the Notice. As the Option becomes exercisable for such installments, those installments shall accumulate and the Option shall remain exercisable until the earlier of (i) the Expiration Date, (ii) March 15 of the calendar year following the calendar year in which such installment first becomes exercisable, and (iii) termination of the Option term under Paragraph 5 or 6. As an administrative matter, the exercisable portion of this Option may only be exercised until the close of the Nasdaq National Market on the last trading day before the Expiration Date or earlier date of termination of the Option term under this Paragraph 4 or Paragraph 5 or 6 below. Any later attempt to exercise this Option will not be honored. For example, if Optionee ceases to remain in Continuous Status as provided in Paragraph 5(i) and the date three (3) months from the date of cessation is Monday, July 4 (a holiday on which the Nasdaq National Market is closed), Optionee must exercise the exercisable portion of this Option by 4 pm Eastern Daylight Time on Friday, July 1.

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5. Cessation of Service. The Option term specified in Paragraph 2 shall terminate (and this Option shall cease to be outstanding) prior to the Expiration Date should any of the following provisions become applicable:

(i) Should Optionee’s Continuous Status terminate for any reason (other than death, total and permanent disability (as defined in Section 22(e)(3) of the Code) or Cause) while this Option is outstanding, then subject to Paragraph 5(v) below Optionee shall have a period of three (3) months (commencing with the date of such termination of Continuous Status) during which to exercise this Option, but in no event shall this Option be exercisable at any time after the Expiration Date or any expiration arising under Paragraph 6.

(ii) If Optionee’s Continuous Status terminates as a result of Optionee’s death, then subject to Paragraph 5(v) below the personal representative of Optionee’s estate or the person or persons to whom the Option is transferred pursuant to Optionee’s will or in accordance with the laws of descent and distribution shall have the right to exercise this Option. Such right shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) March 15 of the calendar year following the calendar year in which the right to exercise for a given Share first became exercisable or (B) the Expiration Date or (C) any expiration arising under Paragraph 6.

(iii) Should Optionee’s Continuous Status terminate as a result of Optionee’s total and permanent disability (as defined in Section 22(e)(3) of the Code), then subject to Paragraph 5(v) below Optionee’s right (or the right of any authorized representative of Optionee) to exercise this Option shall lapse, and this Option shall cease to be outstanding, upon the earlier of (A) March 15 of the calendar year following the calendar year in which the right to exercise for a given Share first became exercisable or (B) the Expiration Date or (C) any expiration arising under Paragraph 6.

(iv) Optionee’s date of termination of Continuous Status shall mean the date upon which Optionee ceases active performance of services for the Company following the provision of such notification of termination or resignation from service and shall be determined solely by this Agreement and without reference to any other agreement, written or oral, including Optionee’s contract of employment, and shall not otherwise include any period of notice of termination of employment, whether expressed or implied.

(v) During the limited period of post-termination exercisability, this Option may not be exercised in the aggregate for more than the number of vested Option Shares for which the Option is exercisable at the time of Optionee’s cessation of Continuous Status. Upon the expiration of such limited exercise period or (if earlier) upon the Expiration Date or any termination of this Option under Paragraph 6, this Option shall terminate and cease to be outstanding for any vested Option Shares for which the Option has not been exercised. However, this Option shall, immediately upon Optionee’s cessation of Continuous Status for any reason, terminate and cease to be outstanding with respect to any Option Shares in which Optionee is not otherwise at that time vested or for which this Option is not otherwise at that time exercisable.

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(vi) Should Optionee’s Continuous Status be terminated for Cause (as defined below) or should Optionee otherwise engage in activities constituting Cause while this Option is outstanding, then this Option shall terminate immediately and cease to remain outstanding. In the event Optionee’s service with the Company is suspended pending an investigation of whether Optionee’s service will be terminated for Cause, all Optionee’s rights under the Option, including the right to exercise the Option, shall be suspended during the investigation period. “Cause” shall mean, except as may otherwise be provided in Optionee’s employment agreement, a conviction of Optionee for a felony crime or the failure of Optionee to contest prosecution for a felony crime, or Optionee’s misconduct, fraud or dishonesty (as such terms are defined by the Board or Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Board or Committee, and the Board’s or Committee’s determination shall be conclusive and binding.

6. Accelerated Termination of Option. This Option shall automatically terminate immediately prior to the effective date of a merger of the Company with or into another corporation, or the sale of substantially all of the assets of the Company; however no such termination of this Option shall occur if and to the extent: (i) this Option is, in connection with the transaction, either assumed by the successor corporation (or parent thereof) or replaced with a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof) or (ii) this Option is replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested Option Shares at the time of the transaction (the excess of the Fair Market Value of those Option Shares over the aggregate Exercise Price payable for such Shares) and provides for subsequent pay-out in accordance with the same Exercise Schedule set forth in the Notice. The determination of option comparability under clause (i) of the preceding sentence shall be made by the Board or Committee, and such determination shall be final, binding and conclusive.

7. Adjustment in Option Shares. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, appropriate adjustments shall be made to (i) the total number and/or kind of shares or securities subject to this Option and (ii) the Exercise Price in order to reflect such change and thereby preclude a dilution or enlargement of benefits hereunder.

8. Shareholder Rights. The holder of this Option shall not have any shareholder rights with respect to the Option Shares until such person shall have exercised the Option, paid the Exercise Price and become a holder of record of the purchased Shares.

9. Manner of Exercising Option.

(a) In order to exercise this Option with respect to all or any part of the Option Shares for which this Option is at the time exercisable, Optionee (or any other person or persons exercising the Option) must take the following actions:

(i) Pay the aggregate Exercise Price for the purchased Shares in one or more of the following forms:

(A) cash or check made payable to the Company; or

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(B) as permitted by applicable law, through a special sale and remittance procedure pursuant to which Optionee (or any other person or persons exercising the Option) shall concurrently provide irrevocable written instructions (I) to a Company-designated brokerage firm (or in the case of an executive officer or Board member of the Company, an Optionee-designated brokerage firm) to effect the immediate sale of the purchased Shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate Exercise Price payable for the purchased Shares plus, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates and (II) to the Company to deliver the certificates for the purchased Shares directly to such brokerage firm in order to complete the sale transaction.

(ii) Furnish to the Company appropriate documentation that the person or persons exercising the Option (if other than Optionee) have the right to exercise this Option.

(iii) Make appropriate arrangements with the Company (or Parent or Subsidiary employing or retaining Optionee) for the satisfaction of all tax withholding requirements applicable to the Option exercise.

(b) As soon as practical after the exercise date, the Company shall issue to or on behalf of Optionee (or any other person or persons exercising this Option) a certificate for the purchased Option Shares, with the appropriate legends affixed thereto.

(c) In no event may this Option be exercised for any fractional Shares.

(d) Notwithstanding any other provisions of the Plan, this Agreement or any other agreement to the contrary, if at the time this Option is exercised, Optionee is indebted to the Company (or any Parent or Subsidiary) for any reason, the following actions shall be taken, as deemed appropriate by the Board or Committee:

(i) any Shares to be issued upon such exercise shall automatically be pledged against Optionee’s outstanding indebtedness; and

(ii) if this Option is exercised in accordance with subparagraph 9(a)(i)(B) above, the after tax proceeds of the sale of Optionee’s Shares shall automatically be applied to the outstanding balance of Optionee’s indebtedness.

10. Compliance with Laws and Regulations.

(a) The exercise of this Option and the issuance of the Option Shares upon such exercise shall be subject to compliance by the Company and Optionee with all applicable laws, regulations and rules relating thereto, including all applicable regulations of any stock exchange (or the Nasdaq National Market, if applicable) on which the Shares may be listed for trading at the time of such exercise and issuance.

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(b) The inability of the Company to obtain approval from any regulatory body having authority deemed by the Company to be necessary to the lawful issuance and sale of any Shares pursuant to this Option shall relieve the Company of any liability with respect to the non-issuance or sale of the Shares as to which such approval shall not have been obtained. The Company, however, shall use its best efforts to obtain all such approvals.

11. Successors and Assigns. Except to the extent otherwise provided in Paragraphs 3 and 6, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and Optionee, Optionee’s assigns and the legal representatives, heirs and legatees of Optionee’s estate.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to Optionee shall be in writing and addressed to Optionee at the address maintained for Optionee in the Company’s records. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.

13. Construction. The Notice, this Agreement, and the Option evidenced hereby (a) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, and (b) constitute the entire agreement between Optionee and the Company on the subject matter hereof and supercede all proposals, written or oral, an all other communications between the parties related to the subject matter. All decisions of the Board or Committee with respect to any question or issue arising under the Notice, this Agreement or the Plan shall be conclusive and binding on all persons having an interest in this Option.

14. Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to the conflict of laws principles thereof.

15. Excess Shares. If the Option Shares covered by this Agreement exceed, as of the Grant Date, the number of Shares which may without shareholder approval be issued under the Plan, then this Option shall be void with respect to those excess shares, unless shareholder approval of an amendment sufficiently increasing the number of Shares issuable under the Plan is obtained in accordance with the provisions of the Plan and all applicable laws, regulations and rules.

16. Leave of Absence. Unless otherwise determined by the Board or Committee or otherwise required by applicable law, the exercise and vesting schedule in effect under the Notice shall be frozen as of the first day of the authorized leave, and this Option shall not become exercisable for any additional installments of the Option Shares during the period Optionee remains on such leave. In no event shall this Option become exercisable for any additional Option Shares or otherwise remain outstanding if Optionee does not resume service with the Company prior to the Expiration Date of the Option term.

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17. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. Authorization to Release Necessary Personal Information.

(a) Optionee hereby authorizes and directs Optionee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Optionee’s employment, the nature and amount of Optionee’s compensation and the fact and conditions of Optionee’s participation in the Plan (including, but not limited to, Optionee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Shares held and the details of all options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing Optionee’s participation in the Plan. Optionee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of Options under the Plan or with whom Shares acquired upon exercise of this Option or cash from the sale of such shares may be deposited. Optionee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Optionee’s residence. Furthermore, Optionee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Optionee’s participation in the Plan.

(b) Optionee may at any time withdraw the consents herein, by contacting Optionee’s local human resources representative in writing. Optionee further acknowledges that withdrawal of consent may affect Optionee’s ability to exercise or realize benefits from the Option, and Optionee’s ability to participate in the Plan.

19. No Entitlement or Claims for Compensation.

(a) Optionee’s rights, if any, in respect of or in connection with this Option or any other Award is derived solely from the discretionary decision of the Company to permit Optionee to participate in the Plan and to benefit from a discretionary Award. By accepting this Option, Optionee expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards to Optionee. This Option is not intended to be compensation of a continuing or recurring nature, or part of Optionee’s normal or expected compensation, and in no way represents any portion of a Optionee’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

(b) Neither the Plan nor this Option or any other Award granted under the Plan shall be deemed to give Optionee a right to remain an Employee, Consultant or director of the Company, a Parent or a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the service of Optionee at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Articles of

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Incorporation and Bylaws and a written employment agreement (if any), and Optionee shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan, this Option or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(c) Optionee agrees that the Company may require Options granted hereunder be exercised with, and the Option Shares held by, a broker designated by the Company. In addition, Optionee agrees that his or her rights hereunder shall be subject to set-off by the Company for any valid debts the Optionee owes to the Company.

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